                                                                    EXHIBIT 12.1


                           POST APARTMENT HOMES, L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                Year Ended December 31,
                                          ---------       --------------------------------------------------------------------
                                             2000            1999            1998         1997           1996           1995
                                          ---------       ---------       ---------    ---------       --------       --------
                                         (unaudited)
Pre-tax income (loss) from
continuing operations                     $ 117,811(1)    $ 119,424(1)    $ 100,461    $  66,078(1)    $ 53,453(1)    $ 38,417(1)

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                      77,365          56,105          48,189       35,205         27,916         29,714
    Rentals - 33.34% (2)                      2,835           2,385           2,220        1,686            939            405
                                          ---------       ---------       ---------    ---------       --------       --------
        Total fixed charges                  80,200          58,490          50,409       36,891         28,855         30,119
                                          ---------       ---------       ---------    ---------       --------       --------

Earnings before income taxes,
    minority interest and fixed charges     198,011         177,914         150,870      102,969         82,308         68,536
Adjustment for capitalized interest         (25,426)        (21,417)        (15,707)      (9,567)        (4,443)        (5,653)
                                          ---------       ---------       ---------    ---------       --------       --------
       Total earnings                     $ 172,585       $ 156,497       $ 135,163    $  93,402       $ 77,865       $ 62,883
                                          =========       =========       =========    =========       ========       ========

RATIO OF EARNINGS TO FIXED CHARGES              2.2             2.7             2.7          2.5            2.7            2.1
                                          =========       =========       =========    =========       ========       ========

(1) Included in the pre-tax income from continuing operations for 2000, 1999, 1997, 1996 and 1995 was a non-recurring gain/(loss) of $3,208, ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.1, 2.7, 2.4, 2.7 and 2.0 for 2000, 1999, 1997, 1996 and 1995, respectively.

(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.